Exhibit 99.1

NEWS

PURE Bioscience Announces Closing of Public Offering of 4.3 Million Shares of Common Stock, Including the Underwriter’s Over-Allotment Option

SAN DIEGO (September 17, 2012) – PURE Bioscience, Inc. (NASDAQ: PURE), the creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today announced the closing of an underwritten public offering of 3,784,000 shares of its common stock at an offering price of $1.10 per share. In addition, the Underwriter has exercised the over-allotment option, and purchased an additional 557,615 shares of common stock to cover over-allotments. The gross proceeds to PURE from the offering, including the exercise of the over-allotment option, were approximately $4,775,777, before deducting the underwriting discount and other offering expenses payable by PURE.

Aegis Capital Corp. acted as the sole book-running manager for the offering.

The offering is being made pursuant to a shelf registration statement that PURE filed with the Securities and Exchange Commission ("SEC") and is effective. A final prospectus supplement and accompanying base prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus relating to the offering may be obtained from the offices of Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com, or from the above-mentioned SEC website.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About PURE
PURE Bioscience, Inc. develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA). PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety. Patented SDC is an electrolytically generated source of stabilized ionic silver, which formulates well with other compounds. As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project,” "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, PURE’s cash position and liquidity requirements, PURE’s failure to implement or otherwise achieve the benefits of its strategic initiatives, acceptance of PURE's current and future products and services in the marketplace, the ability of PURE to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in PURE's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, PURE undertakes no obligation to update these statements for revisions or changes after the date of this release.
Contact:

PURE Bioscience Investor Contact:
LHA
Don Markley, Senior Vice President
(310) 691-7100
dmarkley@lhai.com